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                                                                    Exhibit 99.2


                                                              MICHAEL A. PIRAINO
                                                         CHIEF FINANCIAL OFFICER
                                                        (714) 752-9111, EXT. 146


           DATA PROCESSING RESOURCES CORPORATION CLOSES $21.4 MILLION
            ACQUISITION OF DALLAS-BASED LEARDATA INFO-SERVICES, INC.


NEWPORT BEACH, CALIFORNIA - JANUARY 7, 1997 - Data Processing Resources Corporation, ("DPRC") (Nasdaq: DPRC) today announced that it has completed its acquisition of LEARDATA Info-Services, Inc. (LEARDATA), a Dallas-based information technology (IT) staffing firm.

         DPRC acquired all of the outstanding capital stock of LEARDATA for $21.4 million, consisting of $17.3 million in cash and 310,226 shares of restricted DPRC common stock, valued at $4.1 million.

         Mary Ellen Weaver, DPRC Chief Executive Officer said, "We are delighted to welcome LEARDATA's 130 salaried and hourly consultants to DPRC. Their skills, particularly in the Tandem "fault tolerant" and client/server platforms extends our expertise in this growing market."

         Commenting on the acquisition, David M. Connell, DPRC President and Chief Operating Officer, stated, "DPRC's growth strategy calls for us to continue to acquire staffing companies nationwide. The LEARDATA acquisition provides us with an important foothold in a valuable geographic market."

         Data Processing Resources Corporation provides information technology staffing services through a network of nine branch locations to a diverse group of corporate clients through a network of highly qualified technical consultants. Additional information on DPRC is now available via the Internet's World Wide Web at http:/www.dprc.com. For more investor information via facsimile, please call 1-800-PRO-INFO and enter client code 294.


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